EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Seaspan Corporation

We consent to the incorporation by reference in the Registration Statements (Nos. 333-180895, 333-195571, 333-200639, 333-211545, 333-220176, 333-224288, 333-227597 and 333-229312) on Form F-3, (Nos. 333-151329, 333-202698 and 333-224291) on Form F-3D, and (Nos. 333-173207, 333-189493, 333-200640, 333-212230 and 333-222216) on Form S-8 of Seaspan Corporation of our reports dated March 25, 2019, with respect to the consolidated balance sheets of Seaspan Corporation as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), puttable preferred shares and shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of Seaspan Corporation.

Our report dated March 25, 2019 in connection with the consolidated financial statements of Seaspan Corporation refers to the prospective change in the Company’s method of accounting for acquisitions in the year ended December 31, 2018 due to the adoption of Accounting Standards Update 2017-01, “Clarifying the Definition of a Business”.

/s/ KPMG LLP

Chartered Professional Accountants

March 25, 2019

Vancouver, Canada